Exhibit 99.4

[LETTERHEAD OF GUGGENHEIM SECURITIES, LLC]

The Board of Directors

St. Jude Medical, Inc.

One St. Jude Medical Drive

St. Paul, Minnesota 55117

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated April 27, 2016, to the Board of Directors of St. Jude Medical, Inc. (“St. Jude Medical”) as Annex E to, and reference thereto under the headings “SUMMARY — Opinion of St. Jude Medical’s Financial Advisor” and “PROPOSAL 1: THE MERGERS — Opinion of St. Jude Medical’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed transaction involving St. Jude Medical and Abbott Laboratories (“Abbott”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Abbott (the “Registration Statement”).  By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Guggenheim Securities, LLC

GUGGENHEIM SECURITIES, LLC

June 13, 2016